Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES RECORD FISCAL 2020 THIRD QUARTER RESULTS

•	GENERATES RECORD THIRD QUARTER NET INCOME OF $28.4 MILLION AND EARNINGS PER DILUTED SHARE OF $1.31

•	QUARTER-END REVOLVER BORROWINGS OF ZERO, WITH CASH POSITION OF $55.7 MILLION

•	FISCAL OCTOBER SAME STORE SALES INCREASE 15.1%

•	DOUBLES QUARTERLY CASH DIVIDEND FROM $0.05 TO $0.10 PER SHARE

EL SEGUNDO, Calif., October 27, 2020 -- Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2020 third quarter ended September 27, 2020.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “I am pleased to report an exceptional third quarter, which represents the strongest sales and earnings performance in our 65-year history. During this unprecedented time, our product offerings are resonating with consumers who are looking for ways to stay healthy and active. Clearly, customers are recognizing our stores as a convenient and safe environment to fulfill their fitness and outdoor recreational needs. Additionally, we continue to benefit from substantial cost reductions that have enabled us to achieve meaningful operating leverage. I am extremely proud of our team’s tremendous dedication and execution during these challenging times.”

Mr. Miller continued, “Our success navigating the COVID-19 environment to date has substantially strengthened our balance sheet and enhanced our financial flexibility. At the end of the third quarter, we had zero borrowings on our revolver and nearly $56 million in cash. As a result, our Board of Directors has authorized an increase in our regular cash dividend to double its prior rate. Looking at the fourth quarter, we have continued to see solid momentum with sales increasing 15.1% for our fiscal October period. We believe our inventory is well positioned for the upcoming winter and holiday seasons. That said, we recognize there is tremendous uncertainty impacting the consumer environment over the coming months and we are prepared to be nimble and make adjustments as necessary.”

Third Quarter Fiscal 2020

Same store sales increased 14.8% for the third quarter of fiscal 2020, compared to a 0.3% increase for the third quarter of fiscal 2019. Net sales for the fiscal 2020 third quarter were $305.0 million compared to net sales of $266.2 million for the third quarter of fiscal 2019.

Gross profit for the fiscal 2020 third quarter was $110.0 million, compared to $86.0 million in the third quarter of the prior year. The Company’s gross profit margin was 36.1% in the fiscal 2020 third quarter versus 32.3% in the third quarter of the prior year. The increase in gross profit margin largely reflects higher merchandise margins, which increased 277 basis points versus the prior year period, driven by a favorable shift in product mix toward certain higher margin categories and by more limited promotional activity versus the prior year period. Gross profit margin also reflects reduced store occupancy and warehousing costs as a percentage of net sales, partially offset by lower distribution costs capitalized into inventory for the quarter.

Selling and administrative expense decreased $5.6 million in the fiscal 2020 third quarter versus the prior year period primarily due to lower advertising expense and employee labor expense reflecting reduced store operating hours during the period. As a percentage of net sales, selling and administrative expense decreased to 23.4%, versus 28.9% in the prior year, as a result of the cost containment measures and higher sales volume in the third quarter.

Net income for the third quarter of fiscal 2020 was $28.4 million, or $1.31 per diluted share, which compares to net income of $6.4 million, or $0.30 per diluted share, in the third quarter of fiscal 2019.

For the 39-week period ended September 27, 2020, net sales were $750.6 million compared to net sales of $752.4 million in the first 39 weeks of the prior year. Same store sales increased 0.4% in the first 39 weeks of 2020 versus the comparable prior year period. Net income for the first 39 weeks of fiscal 2020 was $34.9 million, or $1.63 per diluted share, including a $0.13 per diluted share net benefit recorded in the second quarter related to rent abatement savings and a recovery in eminent domain litigation, partially offset by special employee recognition bonus awards. This compares to net income for the first 39 weeks of fiscal 2019 of $8.1 million, or $0.38 per diluted share, including a $0.02 per diluted share charge for the write-off of deferred tax assets related to share-based compensation.

Balance Sheet

The Company’s merchandise inventories at the end of the fiscal 2020 third quarter decreased 18.0% compared to the prior year. The Company completed the fiscal 2020 third quarter with zero borrowings under its revolving credit facility and a cash position of $55.7 million, reflecting a $111.3 million improvement in net cash (cash less revolver borrowings) on a year-over-year basis and a $74.0 million improvement in net cash compared to the end of the fiscal 2020 second quarter.

Cash Dividend

In light of the current strength of the Company’s business, cash flow generation, and balance sheet, the Company’s Board of Directors has declared an increase in its quarterly cash dividend from $0.05 per share of outstanding common stock to $0.10 per share of outstanding common stock, which will be paid on December 15, 2020 to stockholders of record as of December 1, 2020.

Fourth Quarter Outlook

Same store sales for the Company’s fiscal October 2020 period increased 15.1% versus the prior year period. Merchandise margins continue to trend positively for the fiscal 2020 fourth quarter-to-date period compared to the prior year period, reflecting less promotional activity and a favorable shift in product mix toward certain higher margin categories.

The Company continues to benefit from certain aspects of its expense reduction initiatives that were implemented in response to the uncertainties of COVID-19, including labor expense savings due to reduced store operating hours and advertising expense savings due to significantly reduced print advertising. The Company expects these savings to create the potential for significant operating leverage for the fourth quarter.

As discussed in this release and the Company’s other public filings, the Company has experienced dramatic swings in its sales trends due to the widespread closure of its stores, other disruptions related to COVID-19 and surges in consumer demand related to the pandemic. The dramatic shifts in consumer demand and the uncertainties of these unprecedented circumstances, including any future impact on consumer spending from any stimulus benefits or election impacts, the uncertainty surrounding consumer spending for the upcoming holiday season, and the potential for increased COVID-19 outbreaks and related restrictions over the course of the winter, make it difficult for the Company to accurately forecast the months ahead.

In light of the uncertainty in the current environment, for the fourth quarter of fiscal 2020 the Company is providing wide sales and earnings guidance ranges and expects earnings to reflect expense savings primarily from reductions in advertising and store operating hours. So long as conditions relating to the COVID-19 pandemic, including any regulations issued in response to the pandemic, or other conditions do not materially impact the Company’s ability to continue to operate its stores, the Company believes it is reasonable to expect same store sales over the remainder of the fiscal 2020 fourth quarter in the range of -5% to +5% compared to the comparable period during the prior year. Assuming the Company achieves sales within that range over the remainder of the quarter, the Company would expect same store sales for the full fourth quarter of fiscal 2020 to be in the range of flat to +7% compared to the comparable period during the prior year and for earnings per diluted share for the quarter to be in the range of $0.35 to $0.60, which includes an after-tax insurance settlement benefit of approximately $2.1 million, or $0.10 per diluted share, associated with a fire at the Company’s Pasadena, California store. This compares to a fiscal 2019 fourth quarter same store sales decrease of 0.6% and earnings per diluted share of $0.02, including a $0.02 per diluted share charge for asset impairment.

As a result of the fiscal calendar, the fourth quarter of fiscal 2020 will include 14 weeks and the fourth quarter last year included 13 weeks. The Company’s same store sales guidance above reflects comparable 14-week periods.

As a reminder, the Company’s fourth quarter typically reflects lower quarterly earnings compared to the third quarter due to the combination of seasonally lower sales volumes in the first half of the quarter until the holiday sales period, the related promotional environment associated with holiday sales and higher expenses during the holidays for store labor and advertising compared to the third quarter.

Store Openings

The Company did not open any new stores or permanently close any stores during the third quarter, ending with 431 stores in operation, which compares to 433 stores in operation in the prior year period. During the third quarter, all of the Company’s stores were open for in-store shopping, subject to appropriate social distancing restrictions and with reduced operating hours. For the fiscal 2020 fourth quarter, the Company expects to permanently close approximately one store. Including that expected closure in the fourth quarter, for the fiscal 2020 full year, the Company expects to permanently close approximately four stores.

Conference Call Information

The Company will host a conference call and audio webcast today, October 27, 2020, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the third quarter of fiscal 2020. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through November 3, 2020 by calling (844) 512-2921 to access the playback; the passcode is 13711576.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended September 27, 2020.

Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 27, 2020	December 29, 2019
ASSETS
Current assets:
Cash	$55,695	$8,223
Accounts receivable, net of allowances of $45 and $58, respectively	11,018	13,646
Merchandise inventories, net	254,512	309,315
Prepaid expenses	9,192	9,680

Total current assets	330,417	340,864

Operating lease right-of-use assets, net	290,374	262,588
Property and equipment, net	60,064	68,414
Deferred income taxes	14,494	13,619
Other assets, net of accumulated amortization of $2,310 and $2,043, respectively	3,008	3,315

Total assets	$698,357	$688,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,048	$83,655
Accrued expenses	74,158	64,935
Current portion of operating lease liabilities	75,316	71,542
Current portion of finance lease liabilities	2,417	2,678

Total current liabilities	238,939	222,810

Operating lease liabilities, less current portion	230,705	206,806
Finance lease liabilities, less current portion	2,967	4,787
Long-term debt	—	66,559
Other long-term liabilities	12,513	7,466

Total liabilities	485,124	508,428

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,555,381 and 25,314,289 shares, respectively; outstanding 21,905,168 and 21,664,076 shares, respectively	255	252
Additional paid-in capital	121,262	120,054
Retained earnings	134,243	102,593
Less: Treasury stock, at cost; 3,650,213 shares	(42,527)	(42,527)

Total stockholders’ equity	213,233	180,372

Total liabilities and stockholders’ equity	$698,357	$688,800

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019

Net sales	$304,959	$266,150	$750,630	$752,401

Cost of sales	194,924	180,158	503,847	517,416

Gross profit	110,035	85,992	246,783	234,985

Selling and administrative expense	71,337	76,886	201,040	221,676
Other income	—	—	(2,500)	—

Operating income	38,698	9,106	48,243	13,309

Interest expense	199	683	1,683	2,197

Income before income taxes	38,499	8,423	46,560	11,112

Income tax expense	10,106	2,026	11,642	3,023

Net income	$28,393	$6,397	$34,918	$8,089

Earnings per share:
Basic	$1.33	$0.30	$1.64	$0.38

Diluted	$1.31	$0.30	$1.63	$0.38

Weighted-average shares of common stock outstanding:
Basic	21,310	21,132	21,237	21,093

Diluted	21,725	21,154	21,464	21,125